Exhibit 99.2

CONTACTS

Dan Schlanger, CFO

Ben Lowe, VP & Treasurer

Crown Castle International Corp.

713-570-3050

Crown Castle Announces

Pricing of Senior Notes Offering

February 8, 2021 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it has priced its previously announced public offering of 1.050% Senior Notes due 2026, 2.100% Senior Notes due 2031, and 2.900% Senior Notes due 2041, in aggregate principal amounts of $1.0 billion, $1.0 billion and $1.25 billion, respectively. The Senior Notes due 2026 will have an interest rate of 1.050% per annum and will be issued at a price equal to 99.686% of their face value to yield 1.110%. The Senior Notes due 2031 will have an interest rate of 2.100% per annum and will be issued at a price equal to 99.546% of their face value to yield 2.150%. The Senior Notes due 2041 will have an interest rate of 2.900% per annum and will be issued at a price equal to 99.558% of their face value to yield 2.929%.

The net proceeds from the offering are expected to be approximately $3.2 billion, after deducting the underwriting discount and other estimated offering expenses payable by Crown Castle. Crown Castle intends to use the net proceeds from this offering to redeem or repurchase all of its outstanding 5.250% Senior Notes due 2023, repay a portion of the outstanding indebtedness under its commercial paper program, repay a portion of borrowings under its Senior Unsecured Term Loan A Facility and pay fees and expenses related to the foregoing.

Barclays, BofA Securities, Inc., Citigroup, MUFG, and RBC Capital Markets are the joint book-running managers of the offering.

The offering is being made pursuant to the existing effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The offering will be made only by means of a prospectus supplement and the accompanying base prospectus, copies of which may be obtained by contacting any joint book-running manager using the information provided below. An electronic copy of the preliminary prospectus supplement, together with the accompanying prospectus, is also available on the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Crown Castle has delivered a notice of redemption in respect of its 5.250% Senior Notes due 2023, which provides that all such notes will, conditional upon the closing of the above-described offering (which is expected to occur on February 16, 2021), be redeemed by Crown Castle on March 10, 2021, in accordance with the indenture governing such notes.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding the proposed offering, including the net proceeds therefrom and the use of such proceeds. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the SEC. The term “including,” and any variation thereof, means “including, without limitation.”

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them.

JOINT BOOK-RUNNING MANAGERS CONTACT INFORMATION

Barclays Capital Inc. c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Telephone: 1-888-603-5847 E-mail: barclaysprospectus@broadridge.com	BofA Securities, Inc. NC1-004-03-43 200 North College Street, 3rd floor Charlotte NC 28255-0001 Attn: Prospectus Department E-mail: dg.prospectus_requests@bofa.com

Citigroup Global Markets Inc. c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Telephone: 1-800-831-9146 E-mail: prospectus@citi.com	MUFG Securities Americas Inc. 1221 Avenue of the Americas, 6th Floor New York, NY 10020 Attn: Capital Markets Group Telephone: 1-877-649-6848

RBC Capital Markets, LLC 200 Vesey Street, 8th Floor New York, NY 10281 Attn: Transaction Management Telephone: 1-866-375-6829 Facsimile: 212-658-6137 E-Mail:rbcnyfixedincomeprospectus@rbccm.com